Exhibit 10.1

Final Form

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

by and among

PIERIS PHARMACEUTICALS, INC.,

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Holder Representative, and

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A.,

acting jointly as Rights Agent

Dated as of [●], 2024

i

ii

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2024 (this “Agreement”), is by and among Pieris Pharmaceuticals, Inc., a Nevada corporation (“Public Company”), Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Rights Agent”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Holder Representative”), acting solely in its capacity as the representative, agent and attorney-in-fact of the Holders (as defined below), in favor of each Person who from time to time holds one or more contingent value rights to receive the Payments (as defined below) upon the occurrence of one or more CVR Events (as defined below) (each such contingent value right, a “CVR”), subject to the terms and conditions set forth herein. Each of the parties hereto shall be referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, this Agreement is entered into pursuant to that certain Agreement and Plan of Merger, dated July 23, 2024 (the “Merger Agreement”), by and among Public Company, Polo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Public Company (“Merger Sub”) and Palvella Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Public Company on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the terms of the Merger Agreement, and in accordance with the terms and conditions thereof, Public Company has agreed to provide, by way of dividend, to the Holders (as defined herein), which Holders shall initially be Persons who are stockholders of Public Company as of the close of business on the last Business Day prior to the day on which the Effective Time occurs, CVRs as hereinafter described, by way of a dividend or distribution consistent with the Merger Agreement; and

WHEREAS, the Parties have done all things necessary to make the CVRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Public Company and to make this Agreement a valid and binding agreement of Public Company, in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Public Company, the Holder Representative, and the Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“CVR Event” means from and after the Effective Time, each of the Strategic Partner Payments and the R&D Tax Credit Approval, as applicable. For the avoidance of doubt, more than one CVR Event may occur from time to time under this Agreement.

“CVR Event Payment” means, with respect to any CVR Event, an amount equal to the Net Proceeds received by Public Company or any of its Affiliates in respect of such CVR Event.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Holder Representative and Public Company, or (b) if the Holder Representative and Public Company fail to make a designation, jointly by an independent public accounting firm selected by Public Company and an independent public accounting firm selected by the Holder Representative.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs as set forth in the CVR Register.

“Net Proceeds” means with respect to each CVR Event, an aggregate amount of payments received by Public Company or any of its Affiliates after the Effective Time equal to the sum of: (i) the aggregate amount actually paid to Public Company or any of its Affiliates in connection with such CVR Event, less (ii) the sum of (collectively, “CVR Expenses”), without duplication: (A) all reasonable and documented out-of-pocket expenses incurred or payable by Public Company or any of its Affiliates after the Effective Time to Third Parties in connection with such CVR Event, if any, including any attorney’s fees, (B) all reasonable out-of-pocket costs and expenses incurred or payable by Public Company or any of its Affiliates after the Effective Time to the Rights Agent and/or Holder Representative in connection with any of the obligations of Public Company or any of its Affiliates pursuant to this Agreement, if any, including any attorney’s fees, and (C) any applicable sales, income and other taxes in respect of the CVR Event that are incurred or payable by the Public Company after the Effective Time after taking into account any available net operating loss carryforwards or other tax attributes of Public Company or any of its Affiliates and any foreign tax credits which foreign tax credits are directly related to the applicable CVR Event, if any. Amounts placed in escrow or earnout or other contingent payments in connection with a CVR Event will not be considered Net Proceeds unless and until (and only to the extent that) such amounts are released from escrow or otherwise paid to the Public Company. For the avoidance of doubt, the calculation of CVR Expenses, with respect to any CVR Event, shall be without duplication and “CVR Expenses” shall not include (x) any amount deducted from the Public Company Expense Fund to pay Public Company CVR Expenses and (y) any amount offset against a CVR Event Payment to pay Public Company CVR Expenses.

“Officer’s Certificate” means a certificate signed by an authorized officer of Public Company, in his or her capacity as such an officer, and delivered to the Holder Representative and the Rights Agent.

“Permitted Transfer” means a transfer of a CVR (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order, (d) by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by The Depository Trust Company (“DTC”) or (f) as permitted by Section 2.6.

“Person” means any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, trust or other entity, including a Governmental Entity, as applicable.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, audit, inquiry or investigation in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“R&D Tax Credit Approval” means the approval by the relevant German Governmental Entity of the R&D tax credit (called research allowance or Forschungszulage) applied for by Public Company or any of its subsidiaries prior to the Effective Time (as may be amended or supplemented from time to time, the “R&D Tax Credit Application”).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Strategic Partner Agreements” means each of (a) that certain Amended and Restated License and Collaboration Agreement by and among Public Company, Pieris Pharmaceuticals GmbH and Pfizer (formerly Seagen, Inc.), dated March 24, 2021, as amended or restated from time to time, (b) that certain Non-Exclusive Anticalin Platform Technology License Agreement by and among Public Company, Pieris Pharmaceuticals GmbH and Pfizer (formerly Seagen, Inc.), dated February 8, 2018, as amended or restated from time to time, (c) that certain Exclusive Product License Agreement, dated April 24, 2021, by and among Public Company, Pieris Pharmaceuticals GmbH, and BP Asset XII, Inc., as amended or restated from time to time, and (d) any license, collaboration or similar agreement by and among Public Company, Pieris Pharmaceuticals GmbH or any of their respective Affiliates and a third party involving any Legacy Asset, including PRS-400 and PRS-220, that is in effect as of the date hereof. Each of the parties to the Strategic Partners Agreements, other than Public Company and Pieris Pharmaceuticals GmbH, are referred to herein, as the “Strategic Partners.”

“Strategic Partner Payments” means the receipt by Public Company or any of its Affiliates of any milestone, royalty, license, or any similar cash payment, fee or amount pursuant to any of the Strategic Partner Agreements.

“Third Party” means any Person other than Public Company, the Holder Representative, or the Rights Agent or their respective Affiliates.

“TUM Agreement” means that certain Research and Licensing Agreement by and between Public Company and Technische Universität München, dated as of July 26, 2007, as amended or restated from time to time.

Section 1.2   Other Definitional Provisions. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any reference in this Agreement to any “Person” shall be construed to include such Person’s successors and permitted assigns, (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (v) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m. Eastern Time on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1    CVRs. CVRs shall be issued and distributed by Public Company in the form of a dividend, in connection with the Merger, to the Persons who, as of the close of business on the last Business Day prior to the day on which the Effective Time occurs, are a record holder of shares of Public Company Common Stock or shares of Public Company Preferred Stock entitled to receive such dividend in accordance with the terms of such Public Company Preferred Stock. Furthermore, to the extent a holder of a Public Company Warrant outstanding as of the date hereof exercises such Public Company Warrant after the date hereof (whether before or after the Closing), a number of CVRs equal to the number of shares of Public Company Common Stock issued to such holder in connection with such exercise shall be issued to such holder, subject to and in accordance with the terms and conditions of such Public Company Warrant, as applicable, and this Agreement. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Closing and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement.

Section 2.2    Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the CVRs, in whole or in part, that is not a Permitted Transfer, will be null and void ab initio and of no effect. CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3    No Certificate; Registration; Registration of Transfer; Change of Address.

(a)   The Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs shall not be evidenced by a certificate or other instrument.

(b)   Subject to the receipt by the Rights Agent of the information and instructions described in Section 4.1, the Rights Agent shall keep an up-to-date register (the “CVR Register”) for the purpose of: (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVRs shall initially, in the case of the holders of shares of Public Company Common Stock and shares of Public Company Preferred Stock entitled to receive the dividend of CVRs in accordance with the terms of such Public Company Preferred Stock outstanding as of the as of the close of business on the last Business Day prior to the day on which the Effective Time occurs, be registered in the names and addresses of the respective holders as set forth in the form Public Company furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1. The CVR Register will initially show one position for Cede & Co. representing all of the shares of Public Company Common Stock held by DTC on behalf of the street holders of the shares of Public Company Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4(d) below, the Rights Agent will accomplish the payment to any former street name holders of shares of Public Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In addition, upon notification by the Public Company pursuant to Section 4.1, the Rights Agent shall reflect in the CVR Register the additional CVRs issued to the holders of Public Company Warrants who exercise such Public Company Warrants following the Closing.

(c)   Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of such CVR in the CVR Register. Any transfer of CVRs will be without charge to the applicable Holder; provided, however, that Public Company, its Affiliates, and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration or transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Public Company and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(d)   A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4    Payment Procedures.

(a)   Upon the occurrence of a CVR Event, as promptly as practicable (and in any event within forty-five (45) days after Public Company has received Net Proceeds from such CVR Event), Public Company shall (i) deliver (or cause to be delivered) to the Holder Representative and the Rights Agent an Officer’s Certificate (a “CVR Event Notice”): (A) certifying that a CVR Event has occurred and providing a reasonably detailed description of such CVR Event, including the date of the occurrence of such CVR Event, (B) certifying that each Holder is entitled to receive the CVR Payment Amount applicable to such Holder, and (C) setting forth Public Company’s calculation of the CVR Event Payment, and (ii) deliver (or cause to be delivered) to the Rights Agent any letter of instruction reasonably required by the Rights Agent.

(b)  If (i) the Holder Representative does not object to any determination or calculation set forth in the CVR Event Notice by delivery of a written notice thereof to Public Company (with a copy to the Rights Agent) setting forth in reasonable detail such objection, together with reasonable supporting documentation (an “Objection Notice”) within thirty (30) calendar days following receipt of the applicable CVR Event Notice (the “Objection Period”), or (ii) the Holder Representative delivers a written notice to Public Company (with a copy to the Rights Agent) indicating that it has no objections to the calculations set forth in the CVR Event Notice, Public Company’s calculation of any CVR Event Payment, as applicable, shall be final and binding on all parties and the Holders. If the Holder Representative has not timely delivered an Objection Notice to Public Company during the Objection Period, the Holder Representative shall be deemed to have accepted the determination or calculation set forth in the CVR Event Notice.

(c)   If the Holder Representative timely delivers to Public Company (with a copy to the Rights Agent) an Objection Notice, Public Company and the Holder Representative shall attempt in good faith to resolve such matters within thirty (30) calendar days after receipt of the same by Public Company, and if unable to do so, Public Company and the Holder Representative shall resolve any unresolved disputed in accordance with the provisions of Section 7, which decision will be final and binding on the parties.

(d)   Within ten (10) Business Days of the final determination of a CVR Event Payment in accordance with the terms of this Agreement, Public Company shall deliver (or cause to be delivered) to the Rights Agent (i) any letter of instruction reasonably required by the Rights Agent, and (ii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, in an amount equal to the applicable CVR Event Payment due to all Holders pursuant to Section 4.2, as finally determined pursuant to this Section 2.4. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of such CVR Event Payment and any letter of instruction reasonably required by the Rights Agent, pay to each Holder in accordance with the corresponding letter of instruction, an amount equal to the product determined by multiplying (i) the quotient of: (A) the applicable CVR Event Payment divided by (B) the sum of: (x) the total number of CVRs registered in the CVR Register as of the date of such CVR Event, plus (y) the total number of CVRs that would be issued to the holders of Public Company Warrants outstanding as of the date of such CVR Event assuming the full exercise of such Public Company Warrants by the holders thereof (which number shall be determined by the Company and provided to the Rights Agent), by (ii) the number of CVRs registered to such Holder in the CVR Register at such time (each such amount, a “CVR Payment Amount”) (1) by check mailed to the address of such Holder, reflected in the CVR Register as of 5:00 p.m. New York City time on the last Business Day before such payment is made or (2) with respect to any such Holder who has provided the Rights Agent wiring instructions in writing as of the close of business on the last Business Day before such payment is made, by wire transfer of immediately available funds to the account specified on such instructions. Concurrently with the payment of the CVR Payment Amounts pursuant to the preceding sentence, Public Company shall deposit with the Rights Agent, for the benefit of holders of any Public Company Warrants that remain outstanding and unexercised, an amount equal to the aggregate CVR Payment Amounts that would be due with respect to the CVRs issuable to the holders of such Public Company Warrants if such Public Company Warrants had been exercised and the corresponding CVRs had been issued in respect of Public Company Common Stock issuable in connection with such exercise. The applicable portion of such CVR Payment Amounts deposited for the benefit of such holders of Public Company Warrants shall be (i) upon exercise of a Public Company Warrant and issuance of CVRs in respect of Public Company Common Stock issuable in connection with such exercise, paid out to the Holder of the CVRs so issued as a result of such exercise within ten (10) Business Days after such exercise, and (ii) upon expiration or termination of a Public Company Warrant, paid out as additional CVR Event Payments to the existing Holders within ten (10) Business Days after such expiration or termination.

(e)   Each of Public Company, the Rights Agent and each of their respective Affiliates shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct or withhold therefrom under applicable Law. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided, that the time period for payment of a CVR Payment Amount by the Rights Agent to such Holder set forth in this Section 2.4 shall be extended by a period equal to any delay caused by such Holder in providing such forms. Any such amounts deducted or withheld and remitted to the appropriate Governmental Entity in accordance with applicable Law shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid.

(f)   Any cash deposited with the Rights Agent pursuant to Section 2.4(d) (and any interest or other income earned thereon) that remains undistributed as of the  date such CVR Payment Amount could properly be delivered to a public official pursuant to applicable abandoned, property, escheat, or similar applicable Law (including by means of invalid addresses on the CVR Register) shall be delivered by the Rights Agent to Public Company or its designated Affiliate, upon demand, and any Holder entitled to his, her or its CVR Payment Amount hereunder shall thereafter look to Public Company or any successor-in-interest of Public Company for payment of its claim for such CVR Payment Amount (subject to applicable abandoned property, escheat and other similar Law), without interest, but such Holder will have no greater rights against Public Company than those accorded to general unsecured creditors of Public Company under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Public Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Public Company.

(g)   The right of the Holders to receive CVR Payment Amounts payable in respect of the CVRs hereunder shall rank equal in seniority with, or have priority over, the payment of any dividends on Public Company Common Stock whether in liquidation or otherwise.

(h)   Except to the extent otherwise required pursuant to a change in applicable Law after the Closing Date, the Parties shall treat, for all Tax purposes, the issuance of the CVRs in accordance with the Agreed Tax Treatment as determined by Public Company, upon the advice and recommendation of its tax advisor PricewaterhouseCoopers LLP, after Public Company’s good faith consultation with its legal counsel and Merger Partner.  The Agreed Tax Treatment shall be the treatment of the issuance of the CVRs, for Tax purposes, that is determined in accordance with the previous sentence, and shall be determined at least two (2) Business Days prior to the filing of the initial Registration Statement.  The Parties will not take any position contrary to the Agreed Tax Treatment on any Tax Return or for other Tax purposes, except as required by a change in applicable Law after the Closing Date.

Section 2.5    No Voting, Dividends or Interest; No Equity or Ownership Interest in Public Company.

(a)   The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)  The CVRs will not represent any equity or ownership interest in Public Company, any constituent company to the transactions contemplated by the Merger Agreement, or any of their respective Subsidiaries or Affiliates. The rights of the Holders and the obligations of Public Company are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from Public Company, if any, through the Rights Agent in accordance with the terms hereof.

(c)   It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative, and it is highly possible that Holders will not receive any payments under this Agreement or in connection with the CVRs. It is highly possible that no CVR Event will occur and accordingly it is highly possible that there will not be any CVR Payment. It is acknowledged and agreed that this Section 2.5(c) is an essential and material term of this Agreement.

Section 2.6    Ability to Abandon CVR. A Holder may, at any time and at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Public Company without consideration therefor, which a Holder may affect by delivery of a written notice of such abandonment to Public Company and the Rights Agent, which abandonment notice, if given, shall be irrevocable. Nothing in this Agreement shall prohibit Public Company or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Public Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Majority Holders, Section 2.4, Article V and Section 7.9. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.6.

Section 2.7    Grant of Security. To secure all obligations owed to the Holders and the Holder Representative hereunder, including payment of the CVR Event Payments, Public Company hereby grants to the Holder Representative, for the benefit of the Holders, a first priority security interest in and continuing lien on all of the Public Company’s right, title and interest in, to and under the Strategic Partner Agreements, the TUM Agreement, and any payments to Public Company or any of its Affiliates associated therewith (net of any CVR Expenses incurred), including the right to receive any payments under such agreements, in each case whether now existing or hereafter acquired or arising, and any proceeds thereof

ARTICLE III

THE RIGHTS AGENT

Section 3.1    Appointment of Rights Agent. Public Company hereby appoints the Rights Agent to act as rights agent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 3.2   Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction)of the Rights Agent.

Section 3.3    Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)   the Rights Agent may rely and shall be protected and held harmless by Public Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b)   whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be deemed full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, incur no liability and be held harmless by Public Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in the absence of bad faith reliance upon such certificate;

(c)   the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Public Company in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d)   the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)   the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f)   the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Public Company with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Public Company only;

(g)  the Rights Agent shall have no liability and shall be held harmless by Public Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Public Company), nor shall it be responsible for any breach by Public Company of any covenant or condition contained in this Agreement;

(h)   Public Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit, settlement, cost or expense for any action taken, suffered or omitted to be taken by the Rights Agent arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses (including counsel expenses) of defending the Rights Agent against any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense arising therefrom, directly or indirectly, or enforcement of its rights hereunder incurred without gross negligence, bad faith, or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the part of the Rights Agent;

(i)   notwithstanding anything to the contrary herein, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages.

(j)   Notwithstanding anything to the contrary contained herein, the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid or payable hereunder by Public Company to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(k)   Public Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth on Schedule 1 hereto and (ii) to reimburse the Rights Agent for (x) all Taxes other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes) and (y) governmental charges, reasonable and documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes). The Rights Agent will also be entitled to reimbursement from Public Company for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(l)   no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(m)  the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 7.2;

(n)   unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Public Company or become pecuniarily interested in any transaction in which Public Company may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Public Company or for any other Person;

(o)   the Rights Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent their gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(p)   the Rights Agent shall act hereunder solely as agent for Public Company and it shall not assume any obligations or relationship of agency or trust with any of the Holders;

(q)   the Rights Agent shall not have any duty or responsibility with respect to any action or default by Public Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Public Company;

(r)   all funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Public Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Public Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to Public Company, any Holder or any other party;

(s)    other than for guaranty of signature as provided in Section 2.3(c), no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any CVR Event Payment in any circumstance except as provided in Section 2.4(e); and

(t)    the provisions of this Section 3.3 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.4    Resignation and Removal; Appointment of Successor.

(a)   The Rights Agent may resign at any time by giving written notice thereof to Public Company and the Holder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) calendar days prior to the date so specified, and such resignation become effective on the earlier of (i) the date so specified and (ii) the appointment of a successor Rights Agent. Public Company has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such removal shall be given by Public Company to the Holder Representative and the Rights Agent, which notice shall be sent at least thirty (30) calendar days prior to the date so specified.

(b)    If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.4(a) or becomes incapable of acting, Public Company shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent. Notwithstanding the foregoing, if Public Company fails to make such appointment within a period of thirty (30) calendar days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)    Public Company shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail or the facilities of DTC, as applicable, to the Holder Representative and to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Public Company fails to send such notice within thirty (30) calendar days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Public Company. Failure to give any notice provided for in this Section 3.4, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d)    The Rights Agent will reasonably cooperate with Public Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.5    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Public Company, the Holder Representative and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, liabilities, and duties of the predecessor Rights Agent. On request of Public Company, the Holder Representative or the successor Rights Agent, the predecessor Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

ARTICLE IV

COVENANTS

Section 4.1    List of Holders. Public Company shall furnish or cause to be furnished to the Rights Agent and the Holder Representative, promptly after the Effective Time and in no event later than thirty (30) calendar days following the Effective Time, in such form as Public Company receives from Public Company’s transfer agent (or other agent performing similar services for Public Company), the names and addresses of the Holders. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Holders to Public Company and the Holder Representative promptly thereafter and, in any event, within thirty (30) calendar days of the receipt of such names and addresses from Public Company’s transfer agent, as the case may be. Public Company shall promptly provide written notice to the Rights Agent and the Holder Representative of the (a) exercise of any Public Company Warrants and the issuance of any additional CVRs in connection therewith and provide to the Rights Agent and the Holder Representative the names and addresses of the Holders of such additional CVRs and the respective numbers of CVRs acquired by them pursuant to such exercise, and (b) expiration or termination of any Public Company Warrants including the number of CVRs that were subject to such expired or terminated Public Company Warrants and are therefore no longer to be included in the calculation of CVR Event Payments. The Rights Agent shall not be deemed to have any knowledge of the exercise or expiration of any Public Company Warrant or any CVRs to be issued or terminated in connection therewith, nor shall the Rights Agent be required to investigate or verify any calculation or adjustment made in any such notice.

Section 4.2    Payment of CVR Event Payments. Public Company will cause to be deposited with the Rights Agent, for payment to the Holders, when payable in accordance with the terms of this Agreement, the CVR Event Payments in accordance with Section 2.4(b) hereof.

Section 4.3    Access; Books and Records; Audit and Information Rights.

(a)    Upon reasonable notice, Public Company shall, and shall cause its Affiliates to, provide the Holder Representative and its representatives with reasonable access during normal business hours to the books, records, work papers, other information, facilities and employees of Public Company and its Affiliates as the Holder Representative may reasonably request for purposes of performing its duties and exercising its rights hereunder, including determining compliance with the terms of this Agreement, the amounts payable hereunder and compliance by Public Company, its Affiliates, the Strategic Partners and each of their respective successors and assigns, with and under the Strategic Partner Agreements; provided that (x) the Holder Representative and such representative, as applicable, enters into customary and reasonable confidentiality agreements reasonably satisfactory to Public Company with respect to the confidential information of Public Company or its Affiliates to be furnished pursuant to this Section 4.3 (a “Confidentiality Agreement”) and (y) such access does not unreasonably interfere with the conduct of the business of Public Company or any of its Affiliates. Notwithstanding anything herein to the contrary, following the Closing, the Holder Representative shall be permitted to disclose information as required by Law or to representatives and advisors of the Holder Representative and to the Holders, in each case who have a need to know such information; provided that such persons are subject to confidentiality obligations with respect thereto. Without limiting the generality of the foregoing, (i) within ten (10) Business Days of Public Company or any of its Affiliates receiving any notices, records, files, documents, reports, correspondence, studies, or other information (collectively, “Strategic Partner Information”) from a Strategic Partner or any of such Strategic Partner’s Affiliates related to a Strategic Partner Agreement or Strategic Partner Payment, Public Company shall (or shall cause its Affiliates to) deliver such Strategic Partner Information to the Holder Representative, and (ii) promptly (an in any event within ten (10) Business Days) upon becoming aware of any material development under any Strategic Partner Agreement, Public Company or one of its Affiliates shall deliver to the Holder Representative notice of such material development. For the avoidance of doubt, to the extent reasonably requested by the Holder Representative, Public Company and each of its Affiliates shall exercise such Person’s rights under the relevant Strategic Partner Agreement in order to obtain Strategic Partner Information.

(b)   Public Company shall maintain for a period of seven (7) years, and will not permit any other Person to destroy or dispose of, the books and records of Public Company and its Affiliates, or any portions thereof, without first giving reasonable prior notice to the Holder Representative and offering (at Public Company’s sole cost and expense) to surrender to the Holder Representative (for the benefit of the Holders) such books and records or such portions thereof; provided, any books and records related to the Strategic Partner Agreements shall be maintained, and not destroyed or disposed of, until the later of: (a) the termination of this Agreement in accordance with its terms, and (b) the date on which there are no further milestone, royalty, license, or any similar payments payable to Public Company, any of its Affiliates, or their respective successors or assigns, under any Strategic Partner Agreement.

(c)    Upon the written request of the Holder Representative provided to Public Company not less than thirty (30) days in advance (such request not to be made more than once in any twelve (12) month period), Public Company shall permit, and shall cause its Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of Public Company or any of its Affiliates as may be reasonably necessary to determine whether a CVR Event has occurred and the accuracy of any CVR Event Notice delivered hereunder, including the amount of the Net Proceeds reported by Public Company. Public Company shall, and shall cause its Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information reasonably necessary for the Independent Accountant to confirm compliance with this Agreement, including the calculation of any Net Proceeds; provided that Public Company may, and may cause its Affiliates to, redact documents and information not relevant for such purposes. The Independent Accountant shall disclose to Public Company and the Holder Representative any matters directly related to its findings to the extent reasonably necessary to verify compliance with the terms of this Agreement. Notwithstanding anything to the contrary, including Section 2.4, if the Independent Accountant concludes that a CVR Event Payment that was properly due was not paid to the Rights Agent, or that any CVR Event Payment made was in an amount less than the amount due, Public Company shall pay the CVR Event Payment or underpayment thereof to the Rights Agent for further distribution to the Holders (such amount being the “CVR Event Payment Shortfall”). The CVR Event Payment Shortfall shall be paid within ten (10) Business Days after the date the Independent Accountant delivers to Public Company and the Holder Representative the Independent Accountant’s written report. The decision of the Independent Accountant shall be final, conclusive and binding on Public Company and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be paid by the Holder Representative (on behalf of the Holders from the Holder Representative Expense Fund, to the extent such funds are available). Each Person seeking to receive information from Public Company or any of its Affiliates in connection with a review pursuant to this Section 4.3 shall enter into a reasonable and mutually satisfactory confidentiality agreement with Public Company or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.4    Further Assurances. Public Company hereby agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 4.5    Covenants.

(a)   From and after the Effective Time, except as the Holder Representative shall otherwise consent in writing (in the Holder’s Representative’s sole discretion), Public Company shall, and shall cause each of its Affiliates to maintain, enforce Public Company’s and such Affiliate’s rights under, and comply with all of Public Company’s or such Affiliate’s contractual obligations under, the Strategic Partner Agreements and the TUM Agreement.

(b)   From and after the Effective Time, except as the Holder Representative shall otherwise consent in writing (in the Holder’s Representative’s sole discretion), Public Company shall not, and shall cause each of its Affiliates not to:

(1)    adopt a plan of, or undertake, any complete or partial liquidation, dissolution, wind down or termination, of Public Company or Pieris Pharmaceuticals GmbH, or otherwise fail to maintain in good standing Public Company and Pieris Pharmaceuticals GmbH;

(2)    terminate, assign, or transfer any Strategic Partner Agreement or the TUM Agreement;

(3)    amend or modify, unless any such amendment or modification does not adversely affect the interests of the Holders, any Strategic Partner Agreement or the TUM Agreement; or

(4)    (i) commence a voluntary case under any foreign, federal or state bankruptcy, insolvency or other similar Law now or hereafter in effect of Public Company or Pieris Pharmaceuticals GmbH, (ii) consent to the entry of an order for relief in an involuntary bankruptcy or similar case, or to the conversion of an involuntary case to a voluntary case, under any such Law of Public Company or Pieris Pharmaceuticals GmbH, (iii) the consent to the appointment of, or the taking of possession by, a receiver, trustee or other custodian for all or a substantial part of its properties of Public Company or Pieris Pharmaceuticals GmbH, or (iv) make any assignment for the benefit of creditors of Public Company or Pieris Pharmaceuticals GmbH.

(c)   From and after the Effective Time, except as the Holder Representative shall otherwise consent in writing (in the Holder’s Representative’s sole discretion), Public Company shall, and shall cause each of its Affiliates to, take the steps set forth on Schedule 4.5(c) to pursue the R&D Tax Credit Approval.

(d)   Prior to the Effective Time, Public Company will wire on behalf of the Holders US$600,000 (the “Public Company Expense Fund”) to an account established by Public Company, which will be used to pay any reasonable and documented out-of-pocket expenses incurred by Public Company or any of its Affiliates (with the prior written approval of the Holder Representative) in connection with the following (to the extent not taken into account in the calculation of the Exchange Ratio under the Merger Agreement), including without limitation, the expenses set forth on Schedule 4.5(d) (the “Public Company CVR Expenses”): (i) performing its obligations under Section 4.5 of this Agreement, (ii) performing its obligations and enforcing its rights under each Strategic Partner Agreement and the TUM Agreement, and (iii) as reimbursement for indemnification paid to the Holder Representative pursuant to Section 6.2(c) of this Agreement. Public Company will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Public Company may, upon five (5) Business Days’ prior written notice to the Holder Representative, offset Public Company CVR Expenses against any CVR Event Payments then owed, or that may become due and owing, to the Holders hereunder; provided, that such prior written notice shall be delivered to the Holder Representative at least five (5) Business Days’ prior to any such offset and contain a detailed accounting of the Public Company CVR Expenses for which the CVR Event Payments are being offset, along with written documentation evidencing such Public Company CVR Expenses and the payment of such Public Company CVR Expenses by the Company or any of its Affiliates. As soon as practicable following the completion of Public Company’s responsibilities hereunder, Public Company will deliver any remaining balance of the Public Company Expense Fund to the Rights Agent (for pro rata distribution to the Holders).

Section 4.6    No Conflict. Public Company will not, and will cause each of its Subsidiaries not to, enter into any agreement with any Person that is, or otherwise take any actions or inactions, in conflict with this Agreement in any material respect or materially adversely affect the performance of its obligations under this Agreement.

ARTICLE V

AMENDMENTS

Section 5.1    Amendments without Consent of the Holder Representative.

(a)   Without the consent of any Holders, the Holder Representative or Public Company, at any time and from time to time, may enter into one or more amendments hereto with the Rights Agent, for any of the following purposes:

(1)    to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in compliance with the terms hereof;

(2)    to add to the covenants of Public Company such further covenants, restrictions, conditions or provisions as Public Company shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(3)    to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(4)    as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws; provided that, such amendments do not adversely affect the interests of the Holders;

(5)    subject to Section 7.11, to evidence the succession of another Person to Public Company and the assumption by any such successor of the covenants of such party contained herein;

(6)    to evidence the assignment of this Agreement by Public Company as provided in Section 7.11; or

(7)    any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under this Agreement of any such Holder.

(b)  Promptly after the execution and delivery by Public Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Public Company shall transmit (or cause the Rights Agent to transmit) (i) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, and (ii) a notice thereof to the Holder Representative, in each case, setting forth such amendment. Notwithstanding anything to the contrary in this Section 5.1, Public Company may not enter into any amendment to this Agreement affecting the rights or obligations of the Holder Representative without the Holder Representative’s prior written consent.

Section 5.2    Amendments with Consent of the Holder Representative.

(a)  Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Holder Representative), Public Company, the Holder Representative, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)  Promptly after the execution and delivery by Public Company, the Holder Representative, and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Public Company shall transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3   Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to enter into any such amendment that it has reasonably determined adversely affects its own rights, privileges, covenants or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

Section 5.4    Effect of Amendments. Upon the execution of any amendment in compliance with this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

THE HOLDER REPRESENTATIVE

Section 6.1    Appointment. Effective upon the Closing and the issuance of the CVRs under this terms of this Agreement, and without any further act of any of Holders, the Holder Representative is appointed as the representative of the Holders and as the attorney-in-fact and agent for and on behalf of each Holder for purposes of this Agreement and will take such actions to be taken by the Holder Representative under this Agreement and such other actions on behalf of such Holders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby, including (i) executing and delivering this Agreement and any other ancillary documents and negotiating and executing any amendments, modifications, waivers or changes thereto as to which the Holder Representative, in its sole discretion, has consented (provided that any waiver or amendment that adversely and disproportionately affects the rights or obligations of one or more Holders as compared to other Holders will require the prior written consent of a majority in interest of the disproportionately affected Holders), (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement on behalf of such Holders, and (iii) taking all other actions that are either necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement. The Holder Representative hereby accepts such appointment as of the Closing. The appointment of the Holder Representative as each Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person to represent such Holder with regard to this Agreement and any other agreements or documents executed or delivered in connection with this Agreement. The Holder Representative is the sole and exclusive representative of each of the Holders for any purpose provided for by this Agreement.

Section 6.2    Actions of Holder Representative.

(a)    A decision, act, consent or instruction of the Holder Representative hereunder will constitute a decision, act, consent or instruction of all Holders and will be final, binding and conclusive upon each such Holder, and Public Company and the Rights Agent may rely upon any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of each and every such Holder. Public Company and the Rights Agent will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holder Representative.

(b)    The Holder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence, bad faith or willful misconduct. The Holder Representative shall not be liable for any action or omission pursuant to the advice of counsel.

(c)    Public Company will indemnify the Holder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence, bad faith or willful misconduct of the Holder Representative, the Holder Representative will reimburse Public Company the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, bad faith or willful misconduct. Representative Losses shall be recovered by the Holder Representative from (i) the funds in the Expense Fund and (ii) any CVR Event Payments owed, or that may become due and owing, to the Holders hereunder; provided, that while the Holder Representative may be paid from the aforementioned sources of funds, this does not relieve Public Company from its obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Holder Representative be required to advance its own funds on behalf of Public Company, the Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Holders or Public Company set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Holder Representative or the termination of this Agreement.

(d)    At the Effective Time, Public Company will wire US$250,000 (the “Holder Representative Expense Fund”) to the Holder Representative, which will be used for any expenses incurred by the Holder Representative. Neither Public Company nor the Holders will receive any interest or earnings on the Holder Representative Expense Fund and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holder Representative’s responsibilities hereunder, the Holder Representative will deliver any remaining balance of the Holder Representative Expense Fund to the Rights Agent (for pro rata distribution to the Holders). For tax purposes, the Holder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Holders at the time of Closing.

(e)    Public Company shall deliver a copy of any and all notices, written instruments and any other information delivered to the Rights Agent hereunder to the Holder Representative concurrently with such delivery to the Rights Agent.

Section 6.3    Resignation and Removal; Appointment of Successor.

(a)    The Holder Representative may resign at any time by giving written notice thereof to Public Company and the Rights Agent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) calendar days prior to the date so specified.

(b)   At any time the Majority Holders may remove the Holder Representative by specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Holder Representative has been appointed. Notice of such removal shall be given by the Majority Holders to Public Company and the Rights Agent, which notice shall be sent at least thirty (30) calendar days prior to the date so specified.

(c)   If the Holder Representative provides notice of its intent to resign pursuant to Section 6.3(a), is removed pursuant to Section 6.3(b) or becomes incapable of acting, the Majority Holders shall, as soon as is reasonably possible, appoint a qualified successor Holder Representative. Notwithstanding the foregoing, if the Majority Holders fail to make such appointment within a period of thirty (30) calendar days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Holder Representative, then the Majority Holders may apply to any court of competent jurisdiction for the appointment of a new Holder Representative. The successor Holder Representative so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 6.3, become the successor Holder Representative.

(d)   The Majority Holders shall give notice of each resignation and each removal of a Holder Representative and each appointment of a successor Holder Representative by mailing written notice of such event by first-class mail to Public company, the Rights Agent and to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Holder Representative. If the Majority Holders fail to send such notice within thirty (30) calendar days after acceptance of appointment by a successor Holder Representative, the successor Holder Representative shall cause the notice to be mailed.

(e)   The Rights Agent and Public Company will reasonably cooperate with any successor Holder Representative in connection with the transition of the duties and responsibilities of the Holder Representative to the successor Holder Representative but the Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 6.4    Grant of Authority. The grant of authority provided for in this Article VI is coupled with an interest and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder. The provisions of this Article VI will be binding upon the executors, heirs, legal representatives, successors and assigns of each Holder, and any references in this Agreement to any Holder or the Holders will mean and include the successors to such Holder’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

ARTICLE VII

MISCELLANEOUS AND GENERAL

Section 7.1    Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by Public Company to the Rights Agent and the obligations that expressly survive the termination or expiration of this Agreement) and no payments will be required to be made, upon the earlier to occur of: (a) the date on which no Strategic Partner Agreement is in effect and no Strategic Partner Payments are payable under any Strategic Partner Agreement and (b) the delivery of a written notice of termination duly executed by Public Company and the Holder Representative. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the CVR Event Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement. The termination of this Agreement will not affect or limit the rights to indemnification in favor of the Holder Representative pursuant to Section 6.2(c) hereof and the protections and immunities of the Rights Agent pursuant to Section 3.3 hereof.

Section 7.2     Notices to Public Company, the Rights Agent and the Holder Representative. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive an automatic and contemporaneous written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid. Any notice, request, or demand delivered by Public Company to the Rights Agent hereunder shall be delivered concurrently to the Holder Representative.

If to Public Company:

Pieris Pharmaceuticals, Inc.

225 Franklin Street, 26th Floor

Boston, MA 02110

Attention: Stephen Yoder, Tom Bures, Karam Hijji

With a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: William C. Hicks, Marc D. Mantell, Scott Dunberg

If to the Rights Agent:

Computershare Inc. and Computershare Trust Company, N.A.

150 Royall St.

Canton, MA 02021

Attention: Relationship Manager

If to the Holder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Telephone: (303) 648-4085

Section 7.3     Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.4      Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 7.5      Specific Enforcement; Jurisdiction.

(a)    Public Company and Holder Representative acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Public Company and Holder Representative shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 7.5(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Public Company and Holder Representative further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Public Company and Holder Representative acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without such right, none of the parties hereto would have entered into this Agreement.

(b)    Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 7.2 (provided that nothing in this Section 7.5(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 7.6     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 7.8    Entire Agreement; Counterparts. As between the Public Company and Holder Representative, this Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. As among the Public Company, Holder Representative, and the Rights Agent, this Agreement and any schedule or exhibit attached hereto contains the entire understanding of such parties with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement with respect to the rights, duties, protections and liabilities of the Rights Agent, this Agreement will govern and be controlling. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. To the extent signed and delivered by means of a facsimile machine or telecopy, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, this Agreement shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 7.9    Third-Party Beneficiaries; Action by the Holder Representative. Public Company, the Holder Representative, and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of all Holders, who are intended third-party beneficiaries hereof, and shall be enforceable by the Holder Representative on their behalf. Public Company, the Holder Representative, and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Public Company, the Rights Agent, the Holder Representative, and the Holders and their respective permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Public Company, the Rights Agent, the Holder Representative, the Holders and their respective permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Holder Representative, Rights Agent and Public Company, which notice, if given, shall be irrevocable. The Holder Representative will have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute a Proceeding with respect to this Agreement and no individual Holder or other group of Holders, nor the Rights Agent on behalf thereof, will be entitled to exercise such rights. In the event of an insolvency proceeding of Public Company or any of its Affiliates, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of Public Company or by any creditor of Public Company, as applicable. Except for the right of the Rights Agent set forth in this Agreement or as set forth in the preceding sentence, the Holder Representative will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or Proceeding at Law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding any other provision in this Agreement, the right of any Holder to receive payment of the applicable CVR Payment Amounts upon the occurrence of a CVR Event shall not be impaired or adversely affected without the consent of such Holder.

Section 7.10   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. Notwithstanding anything to the contrary herein, if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Public Company.

Section 7.11    Assignment. This Agreement shall not be assignable without the prior written consent of each of the other Parties to this Agreement; provided, however, (a) Public Company may assign any or all of its rights, interests and obligations under this Agreement to a Person that is a controlled Affiliate of Public Company without the consent of any other party; provided that Public Company remains jointly and severally liable for all of the obligations of Public Company under this Agreement, (b) Public Company may assign any or all of its rights, interests and obligations under this Agreement in connection with a sale of all or substantially all of the assets of Public Company; provided that the successor in any such sale transaction expressly assumes all of the obligations of Public Company under this Agreement, (c) Public Company may assign any or all of its rights, interests and obligations under this Agreement to any Person with the prior written consent of the Holder Representative, and (d) the Rights Agent may, without the consent of any other party, assign this Agreement to a successor Rights Agent appointed in compliance with Section 3.4. The Rights Agent, Public Company and the Holder Representative agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Section 7.12    Confidentiality. The Rights Agent, Public Company and the Holder Representative agree that all books, records, information and data pertaining to the business of the other parties, including inter alia, personal, non-public Holder information, and the fees for the services of the Rights Agent and the Holder Representative, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall be confidential and shall not be used for any purpose other than carrying out their respective duties under this Agreement and shall not be voluntarily disclosed to any other Person, including any Holder, except as may be required by a valid order of any Governmental Entity of competent jurisdiction or is otherwise required by applicable Law, the rules and regulations of the Securities and Exchange Commission or any stock exchange on which the securities of the disclosing party are listed, or pursuant to subpoenas from state or federal Governmental Entities (subject to (x) the disclosing party notifying, to the extent practicable, the other parties hereto of such potential disclosure reasonably in advance of such disclosure, or (y) cooperating with the other parties, at the expense of the other parties, in any effort to restrict disclosure of such book, records, information). Notwithstanding anything herein or in Section 7.11 to the contrary, following Closing, the Holder Representative shall be permitted to disclose information to advisors and representatives of the Holder Representative and to the Holders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

Section 7.13    No Obligation. Except as expressly set forth in this Agreement, in no event shall Public Company or any of its Affiliates be required to undertake any level of efforts, or employ any level of resources, to ensure that a CVR Event Payment occurs; provided, that none of Public Company, its Affiliates or any of their respective successors and assigns shall take any action or fail to take any action in bad faith for the purpose of avoiding the occurrence of any CVR Event or the payment of (or minimizing or reducing the amount of) any CVR Event Payment.

Section 7.14    Force Majeure. Notwithstanding anything to the contrary contained herein, no party hereto will have any liability for not performing, or a delay in the performance of, any act, duty, obligation or responsibility by reason of any occurrence beyond the reasonable control of such party (including any act or provision or any present or future law or regulation or governmental authority, any act of God, epidemics, pandemics, war, civil or military disobedience or disorder, riot, rebellion, terrorism, insurrection, fire, earthquake, storm, flood, strike, work stoppage, interruptions or malfunctions of computer facilities, loss of data due to power failures or mechanical difficulties, labor dispute, accident or failure or malfunction of any utilities communication or computer services or similar occurrence).

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

PIERIS PHARMACEUTICALS, INC.

By:
Name:
Title:	Chief Executive Officer

POLO MERGER SUB, INC.

By:
Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., jointly as Rights Agent

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name:
Title:

Schedule 4.5(c)

R&D Tax Credit Actions

Schedule 4.5(d)

Public Company CVR Expenses

Schedule 1

Rights Agent Fees and Expenses